Exhibit 99.1

Fleetmatics Group Expands its Board of Directors with Appointment of HubSpot CEO and Co-Founder, Brian Halligan and Intuit Vice President and General Manager, Allison Mnookin

DUBLIN and BOSTON – March 19, 2014 – Fleetmatics Group PLC (NYSE: FLTX), a leading global provider of fleet management solutions for commercial fleet vehicles delivered as software-as-a-service (SaaS), today announced that it has appointed HubSpot CEO and Co-Founder, Brian Halligan and Intuit Vice President and General Manager, Allison Mnookin, to its Board of Directors. The appointments were effective on March 18, 2014.

Halligan co-founded HubSpot, a leading inbound marketing software company based in Cambridge, MA, in 2006 to help businesses transform the way they market their products. Over 10,000 companies leverage HubSpot’s software and services to drive marketing and sales efficiency, and under Halligan’s leadership, the company has been widely recognized for its rapid growth, innovative culture, and transformative approach to marketing. He was named an Ernst & Young Entrepreneur of the Year 2011 New England award recipient, and co-authored Inbound Marketing. He received a Bachelor of Science degree in Electronic Engineering from the University of Vermont and an MBA from MIT Sloan School of Management, where he currently serves as a Senior Lecturer.

Mnookin is VP and General Manager of Intuit QuickBase, a product which allows workgroups to build customer solutions that enable their productivity. She’s held several positions at Intuit during her tenure, including general manager in Intuit’s Small Business Division where she was responsible for leading a $500M portfolio of businesses including QuickBooks. Prior to joining Intuit in 1998, she held several sales and product marketing positions with Oracle Corporation. Mnookin received an MBA from Harvard Business School and a BA from Harvard College.

Jim Travers, Fleetmatics CEO and Chairman of the Board, said of the new appointments, “Both Brian and Allison have an undoubtedly strong track record in helping SMB customers drive increased productivity and marketing effectiveness through SaaS-based solutions. The strategic insights and experience they bring to the table will be a valuable addition to the Board, especially as we invest in growing the brand to drive the continued momentum of the business.”

To learn more, visit www.fleetmatics.com.

About Fleetmatics Group PLC

Fleetmatics Group PLC is a leading global provider of fleet management solutions for small and mid-sized businesses delivered as software-as-a-service (SaaS). Our solutions enable businesses to meet the challenges associated with managing local fleets, and improve the productivity of their mobile workforces, by extracting actionable business intelligence from real-time and historical vehicle and driver behavioral data.

Fleetmatics Group’s intuitive, cost-effective Web-based solutions provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage, and other insights into their mobile workforce, enabling them to reduce operating and capital costs, as well as increase revenue. Fleetmatics serves approximately 22,000 customers, with over 445,000 subscribed vehicles worldwide.

Fleetmatics Group’s solutions are marketed both under the Fleetmatics and SageQuest brands.

Source: Fleetmatics Group PLC

Media Contact:

Juli Burda, Fleetmatics

Juli.Burda@fleetmatics.com

Office: +1 847-378-4398

Mobile: +1 847-877-7277